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MEMORANDUM

Nomination of Directors for 2003
TO:	Employees and Shareholders of CH2M HILL Companies, Ltd.
FROM:	Ralph Peterson
DATE:	December 24, 2002

As employee-owners of CH2M HILL, one of your important responsibilities is the selection of our Board of Directors. To assist you in understanding and fulfilling this responsibility, the four purposes of this announcement are to:

  Announce the slate of candidates proposed by the Nominating Committee of the Board, consistent with the process, criteria, and strategic issues outlined in my November 18, 2002, e-mail memorandum.

  Outline the experience and credentials of the nominees recommended by the Committee in order to provide you with background information about the candidates.

  Outline the next steps for electing Board members so you can actively participate in the election process.

  Explain your opportunity to nominate other candidates by means of a petition process.

Board Nominating Committee

Under our Bylaws, the Nominating Committee is comprised of the President, two Directors, and two stockholder representatives who are not Directors. This year, the Committee included Mike Kennedy and Greg McIntyre (Directors), Bob Allen and Rick Hirsekorn (stockholder representatives) and Ralph Peterson (President).

The Nominating Committee met on December 16, 2002, to consider all of the candidates and the input received from our employees. The Committee carefully reviewed all your responses in determining who could best fulfill the outlined criteria for Board membership. In considering potential candidates, the Nominating Committee discussed candidates for the positions of the three employee-Directors whose terms are expiring (Sue King, Greg McIntyre and Ralph Peterson).

Candidates and Credentials

As a result of these deliberations, the Nominating Committee intends to propose the following employee candidates for shareholder consideration at the annual shareholders meeting scheduled for May 6, 2003:

     1.   Ralph R. Peterson, Chairman, CEO and President - CH2M HILL Companies, Ltd.

     2.   M. Catherine Santee, Senior Vice President and Chief Financial Officer - I&E, CH2M HILL, Inc.

     3.   Thomas G. Searle, Senior Vice President and Director of Project Delivery and Operations - Water Business Group

If the candidates are elected at the annual shareholders meeting, the resulting Board will consist of the following employee-Directors and their terms of office:

Director	Term Expiration
Ken Durant	2004
Don Evans	2004
Steve Guttenplan	2004
Jim Ferris	2005
Mike Kennedy	2005
Nancy Tuor	2005
Catherine Santee	2006
Tom Searle	2006
Ralph Peterson	2006

Brief personal background descriptions for Ralph Peterson, Catherine Santee, and Tom Searle, and comments on the Nominating Committee's rationale in proposing them for Board membership, follow.

Ralph Peterson

Ralph is proposed to continue in his current position as an employee-Director and he would thus continue in his capacity as Chairman of the Board. With over 35 years as a CH2M HILL employee, Ralph has served in numerous project, technical and executive management roles throughout the firm. He has broad experience with all aspects of CH2M HILL's family of companies. He has been in his current capacity as Chief Executive Officer for the past 12 years and he has served as a Director for various terms beginning in 1981.

Among its other considerations, the Committee placed great weight on Ralph's experience and continuity as a Board member, as well as the desire to enable his continued service as Board Chair. Our longstanding practice has been to ensure a mix of experienced and newer Board members. Retaining Ralph enhances the desired Board continuity. A prerequisite to Ralph's continued service as Board Chair is his retention as a director.

Catherine Santee

Catherine joined CH2M HILL in 1995 as Vice President and CFO for the EE&S Business Group, responsible for EE&S's financial, accounting, contracts, procurement and audit activities. She was concurrently responsible for the successful implementation of Purchasing and Property Management Systems for all business groups. In 2000, Catherine was named Senior Vice President and CFO for the I&E Group, where she is currently responsible for all finance and accounting functions. She also serves as the lead business role for all I&E mergers and acquisitions (M&A) and investment opportunities. Prior to joining CH2M HILL, Catherine was Vice President and Controller for Waste Management, Inc. in Denver and was Assistant Controller for Waste Management in Houston.

In reviewing major initiatives that CH2M HILL will be pursuing in the coming years, the Committee felt that Catherine was uniquely qualified to provide insights. The Company will continue to look at M&A opportunities, the financial aspects of major projects and programs, and to ensure continued cooperation and cross-selling among our various businesses. Catherine's direct experience in these areas and her corporate knowledge over the past seven years will be invaluable. In addition, recent legislation and regulations concerning corporate governance have emphasized the need for directors with strong financial and accounting skills. Catherine's strong skills in this arena will help us maintain best-practices regarding Board financial literacy.

Tom Searle

Tom joined CH2M HILL in 1977 and has served the firm in a wide range of project management and business management roles. He began his career in Milwaukee as a process engineer working on the pilot plants for the Milwaukee Pollution Abatement Program. In 1980, Tom transferred to Gainesville, where he worked as a project/program manager on many large water and wastewater programs for clients such as the Mississippi Gulf Coast Wastewater Authority, the Louisville MSD, Miami Dade Water and Sewer Authority, and the City of Tampa Water Department. Tom has also served the firm and Water Business Group as a Department Manager, Division Manager, District Discipline Director, and Eastern Operations Director. He is currently the Water Business Group Global Operations Director, where he has worldwide responsibility for the delivery of all consulting and design-build projects. In this capacity, he has gained considerable international and design/build project experience.

Tom has been a Director on the CH2M HILL Canada Board since 2001, has served on the Stock Option Management Committee, and currently serves on the Board's Audit & Finance Committee.

The Nominating Committee believes that the depth and diversity of Tom's experience will contribute to the Board's deliberations on issues such as global profitability, selling major projects and programs, design/build, and the careful and ongoing evaluation of the firm's risk management policies.

Next Steps in the Nominating Process

As provided by CH2M HILL's Bylaws, after the issuance of this notice, 30 days are allowed for the nomination of additional employee Director candidates. To nominate a Director, you must submit a petition signed by stockholders representing at least ten percent of the common stock outstanding. Petitions for additions to the Nominating Committee slate must be submitted to the Assistant Secretary of the corporation (Liz McAdams/DEN) on or before the expiration of the 30-day period (January 27, 2003). Since CH2M HILL is registered with the SEC, the petition nomination process is subject to specific SEC proxy rules, which you should follow if you decide to submit additional nominations through petition.

In closing, we want to reemphasize the importance of your comments to the Nominating Committee on the Board of Directors candidates. Although the nominations are made annually, the process of selecting nominees is really ongoing and continuous. The input from this year's selection process becomes the starting point for next year's nominating process. Your comments on candidates and issues are highly valued, earnestly sought and sincerely appreciated.

Thank you for your participation in this process.

This announcement, provided as required by CH2M HILL's Bylaws, is not intended to solicit votes for Board of Directors members. In April 2003, all shareholders will receive a formal proxy statement containing important information about the Board of Directors election and other issues to be considered at the annual shareholders meeting, currently scheduled for May 6, 2003. Please read that proxy statement carefully for additional information on topics covered by this announcement (the proxy statement will also be available at no cost on the Securities and Exchange Commission's (SEC) web site at www.sec.gov). Current share ownership of our Directors and proposed Director-nominees is available upon request from Liz McAdams/DEN, Assistant Secretary.